                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                  ------------
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                           IGEN INTERNATIONAL, INC.
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:

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         2)       Aggregate number of securities to which transaction applies:

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         3)       Per unit price or other underlying value of transaction
         computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

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         5)       Total fee paid:

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

                            IGEN INTERNATIONAL, INC.
                             16020 INDUSTRIAL DRIVE
                          GAITHERSBURG, MARYLAND 20877

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 15, 2003

To The Stockholders of IGEN International, Inc.:

     NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders ("Annual Meeting") of IGEN International, Inc., a Delaware corporation (the "Company"), is currently scheduled to be held on December 15, 2003 at 10:00 a.m., local time, at The Four Seasons Hotel, 2800 Pennsylvania Avenue, N.W., Washington, DC 20007. The Company may decide to postpone or cancel the Annual Meeting based on the expected date for completion of the announced transaction with Roche Holding Ltd described in the Proxy Statement accompanying this Notice under "Changes in Control of the Company." The Company will notify shareholders in a timely manner of any postponement or cancelation of the Annual Meeting by filing a Form 8-K with the Securities and Exchange Commission (the "SEC") prior to the scheduled date.

     If held, the Annual Meeting will be for the following purposes, which are more fully described in the Proxy Statement accompanying this Notice:

         1. To re-elect two Class I directors for a further three-year term (Proposal 1).

         2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending 2004 (Proposal 2).

         3. To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

     On July 24, 2003, the Company and Roche Holding Ltd ("Roche") announced that they had reached definitive agreements to resolve their long-running dispute on the rights to ORIGEN, the Company's electrochemiluminescence (ECL) technology used by Roche's diagnostics division (the "Roche Transaction"). This Proxy Statement does not relate to the Roche Transaction and returning the proxy card enclosed with this Proxy Statement is not a valid way for you to cast your vote related to the Roche Transaction. A separate notice of meeting with respect to the Roche Transaction will be circulated to the Company's stockholders along with a proxy statement/prospectus when it is available. Investors and security holders are urged to read the proxy statement/prospectus regarding the Roche Transaction, when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the SEC by the Company and IGEN Integrated Healthcare, LLC, a wholly owned subsidiary of the Company. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by the Company and IGEN Integrated Healthcare, LLC with the SEC at the SEC's web site at www.sec.gov. The proxy statement/prospectus (when it is available) and these other documents may also be obtained for free from the Company by directing a request to IGEN International, Inc., 16020 Industrial Drive, Gaithersburg, MD 20877, (301) 869-9800, Attention: Secretary.

     The Company, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the Roche Transaction. Information about the directors and executive officers of the Company and their ownership of the Company's stock is included in this Proxy Statement. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

     Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on November 4, 2003 as the record date for the Annual Meeting. Only holders of the Company's common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder during the Annual Meeting for any purpose germane to the meeting.

                                           By Order of the Board of Directors

                                           /s/ George V. Migausky
                                           ----------------------

                                           George V. Migausky
                                           Secretary

Gaithersburg, Maryland
July 29, 2003

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            IGEN INTERNATIONAL, INC.
                             16020 INDUSTRIAL DRIVE
                          GAITHERSBURG, MARYLAND 20877

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 15, 2003

     This Proxy Statement is being furnished to the stockholders of IGEN International, Inc., a Delaware corporation (the "Company"), as part of the solicitation of the enclosed proxy by its board of directors (the "Board of Directors" or "Board") from holders of the outstanding shares of the Company's common stock, par value $0.001 per share ("Common Stock"), for use at the Annual Meeting of Stockholders currently scheduled to be held on December 15, 2003, at 10:00 a.m. local time, at The Four Seasons Hotel, 2800 Pennsylvania Avenue, N.W., Washington, DC 20007 (the "Annual Meeting"), or at any adjournment or postponement thereof. The Company may decide to postpone or cancel the Annual Meeting based on the expected date for completion of the announced transaction with Roche Holding Ltd described in this Proxy Statement under "Changes in Control of the Company." The Company will notify shareholders in a timely manner of any postponement or cancellation of the Annual Meeting by filing a Form 8-K with the SEC prior to the scheduled date. If held, the Annual Meeting will be for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Company expects to first mail this Proxy Statement, the accompanying proxy card and the Company's Annual Report for the fiscal year ended March 31, 2003 to all stockholders entitled to vote at the Annual Meeting on or about November 25, 2003. In the event there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     On July 24, 2003, the Company and Roche announced that they had reached definitive agreements to resolve their long-running dispute on the rights to ORIGEN, the Company's ECL technology used by Roche's diagnostics division. This Proxy Statement does not relate to the Roche Transaction and returning the proxy card enclosed with this Proxy Statement is not a valid way for you to cast your vote related to the Roche Transaction. A separate proxy statement/prospectus related to the Roche Transaction will be circulated to the Company's stockholders when it is available. Investors and security holders are urged to read the proxy statement/prospectus regarding the Roche Transaction, when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the SEC by the Company and IGEN Integrated Healthcare, LLC, a wholly owned subsidiary of the Company. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by the Company and IGEN Integrated Healthcare, LLC with the SEC at the SEC's web site at www.sec.gov. The proxy statement/prospectus (when it is available) and these other documents may also be obtained for free from the Company by directing a request to IGEN International, Inc., 16020 Industrial Drive, Gaithersburg, MD 20877, (301) 869-9800, Attention: Secretary.

     The Company, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the Roche Transaction. Information about the directors and executive officers of the Company and their ownership of the Company's stock is included in this Proxy Statement. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

     The description of the Roche Transaction included in this Proxy Statement is qualified in its entirety by reference to the agreements governing the Roche Transaction, copies of which have been filed as Exhibits to the Company's Form 8-Ks filed with the SEC on July 24, 2003 and July 25, 2003, respectively. You should read the proxy statement/prospectus related to the Roche Transaction when it is available. It will contain important information about the Roche Transaction.

                               GENERAL INFORMATION

VOTING

     Each outstanding share of Common Stock entitles the holder to one vote on all matters as to which a vote is taken at the Annual Meeting. The Board of Directors has fixed the close of business on November 4, 2003 as the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum but are not counted for any purpose in determining whether a matter is approved. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to the proposals set forth on the notice to shareholders by their clients may vote their clients' proxies at their own discretion. As of July 15, 2003, the number of shares of Common Stock outstanding was 23,775,277.

VOTES REQUIRED TO APPROVE EACH ITEM

     The votes described below are required to approve each item of business at the meeting. As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Election of Directors (Proposal 1): The two candidates receiving the highest number of affirmative votes cast at the Annual Meeting, whether in person or by proxy will be elected directors of the Company. Proxies may not be voted for a greater number of persons than the number of nominees named.

Other Items: A majority of the votes cast at the Annual Meeting, whether in person or by proxy, is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending March 31, 2004 (Proposal 2) and to approve any other items of business that may properly come before the Annual Meeting.

     At the Annual Meeting, stockholder votes will be tabulated by one or more persons appointed to act as inspectors of election. The inspectors of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

     All proxies in the enclosed form of proxy that are properly executed and returned to the Company prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. Executed but unmarked proxies will be voted FOR all proposals set forth in this Proxy Statement.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding proxy and solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic communication or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke such proxy at any time before it is exercised. A proxy may be revoked by either (i) filing with the Secretary of the Company at the Company's principal executive office, 16020 Industrial Drive, Gaithersburg, Maryland 20877, a written notice of revocation or a duly executed proxy bearing a later date, or
(ii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Board of Directors consists of six directors divided equally into three classes (such classes being designated as Class I, Class II and Class III), with each class serving a three year term. The term of office of the Class I directors will expire at the Annual Meeting and accordingly it is proposed that the current Class I directors be re-elected for an additional three-year term. The nominees listed below are currently directors of the Company.

     It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as director of the persons named below as nominees, if authority to do so is not withheld. The Company believes that each nominee will stand for election and will serve if elected as director. If a person nominated by the Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person as the Company's Board of Directors may propose. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF THE NOMINEES LISTED BELOW.

INFORMATION AS TO THE NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth, as of July 15, 2003, the names and certain other information regarding the nominees for election as director and those directors who will continue to serve after the Annual Meeting.

                                          DIRECTOR    EXPIRATION
                                   AGE     SINCE        OF TERM       POSITIONS HELD WITH THE COMPANY
                                   --       ----        -------       -------------------------------
NOMINEES FOR A THREE-YEAR TERM
Robert Salsmans (2)(3)(4)          58       1995         2003       Director
Anthony Rees (2)(4)                59       2000         2003       Director

CONTINUING DIRECTORS

Richard J. Massey, Ph.D. (1)       56       1990         2004       President, Chief Operating Officer
                                                                    and Director
Joop Sistermans(2)(3)(4)           60       1999         2004       Director
Samuel J. Wohlstadter(1)           61       1982         2005       Chairman, Chief Executive Officer
                                                                    and Director
Richard Cass                       57       2000         2005       Director

-----------------------

(1)      Member of Non-Officer Stock Option Committee.

(2)      Member of Audit Committee.

(3)      Member of Compensation Committee.

(4)      Member of the Joint Venture Oversight Committee.

Set forth below is certain biographical information regarding the directors of the Company.

NOMINEES FOR A THREE-YEAR TERM

         ROBERT R. SALSMANS serves as President and Chief Executive Officer of Diosynth RTP, Inc. the United States subsidiary of Diosynth, a business unit that is part of the Pharma group of Akzo Nobel N.V., a holding company with high technology operating units in the biotechnology, medical, and pharmaceutical industries, a position he has held since November 2001. From September 1994 to August 2001, Mr. Salsmans was President and Chief Executive Officer of Organon Teknika B.V. in The Netherlands. From October 1993 through August 1994, Mr. Salsmans served as Managing Director of Organon Teknika B.V., a business unit of Akzo Nobel, and from 1990 through September 1993, he served as Managing Director of Organon International B.V. Mr. Salsmans has been a Director of the Company since 1995.

         ANTHONY REES, D. Phil. is Director of Science at Synt:em, a private biopharmaceutical company that is focused on the discovery and development of novel Central Nervous System (CNS) medicines, a position he has held since January 2000. From 1997 to 1999, he served as a non-executive Director of Synt:em. Professor Rees has held faculty positions at the University of Oxford (1980-1990) and the University of Bath (Great Britain) where, from 1990 to 1993, he was Head of the Biochemistry Department and from 1993-1997 Head of the School of Biology and Biochemistry. He is currently Professorial Research Fellow. Professor Rees has been Executive Editor of the journal Protein Engineering since 1997. In 1989 he co-founded Oxford Molecular PLC, a British software company. While on sabbatical from Oxford University from 1989 to 1990, Professor Rees was employed by the Company as Vice President of Research. Professor Rees received his doctoral degree from Oxford University.

CONTINUING DIRECTORS

Class II (term expires 2004)

         RICHARD J. MASSEY, Ph.D. is one of the founders of the Company and has been President and Chief Operating Officer since February 1992. He served as Senior Vice President from 1985 to 1992. From 1981 until he joined the Company in 1983, Dr. Massey was a faculty member in the Microbiology and Immunology Department at Rush Medical Center in Chicago. Prior to that, he was Senior Research Scientist at the Frederick Cancer Research Center/National Cancer Institute.

         JOOP SISTERMANS serves as Chairman, Advisory Council for Science and Technology Policy to the Dutch Government and Parliament, a position he has held since January 1, 2003. In addition Mr. Sistermans has been Chairman, Supervisory Board of Thuiszorg Kempenstreek (Netherlands), a public organization for homecare, a position he has held since 2000. He also serves on the Advisory Committee Economy, Ecology and Technology for the Dutch Ministery of Economic Affairs, a position he has held since 1999. Mr. Sistermans is a Supervisory Board member for the University of Twente, the Netherlands, a position he has held since 1997 and of the Maastricht School of Management, the Netherlands, a position he has held since 2001. Mr. Sistermans has served on the Boards of Directors of United Biomedical Inc., Hauppage, NY since 1999, of the Bio Primate Research Centre, Rijswijk, the Netherlands since 1997, of Keygene N.V. in Wageningen, the Netherlands since 2002 and of Aglaia Biomedical N.V. since 2003. He was Vice Chairman of the Framework Programme Expert Advisory Group of the European Commission for Innovative Products, Processes and Organisations in Brussels, Belgium from 1998 until 2003. From 1999 to

2000, Mr. Sistermans served as Executive Vice President of Origin International B.V., a member company of the Philips Electronics Group of Companies based in the Netherlands. Mr. Sistermans was employed by Akzo Nobel from 1974 to 1999, and was a member of the Executive Council and Executive Vice President responsible for Strategy and Technology from 1994 until 1999. Mr. Sistermans previously served on the Board of Directors of the Company from 1993 to 1995 while in the position of President and Chief Executive Officer of Akzo Nobel's Organon Teknika business unit.

Class III (term expires 2005)

         SAMUEL J. WOHLSTADTER is one of the founders of the Company and has been Chairman of the Board and Chief Executive Officer since the Company's formation in 1982. Mr. Wohlstadter has been a venture capitalist for more than 25 years and has experience in founding, supporting and managing high technology companies, including Amgen Inc., a biotechnology company, and Applied Biosystems, Inc., a medical and biological research products company. Mr. Wohlstadter is also Chief Executive Officer of Hyperion Catalysis International, an advanced materials company, which he founded in 1981; of Wellstat Therapeutics Corporation (formerly known as Pro-Neuron, Inc.), a drug discovery company, which he founded in 1985; of Proteinix Corporation, a development stage company organized to conduct research in intracellular metabolic processes, which he founded in 1988; and of Wellstat Biologics Corporation (formerly known as Pro-Virus, Inc.), a drug discovery company, which commenced operations in 1994.

         RICHARD W. CASS has been a partner with the law firm of Wilmer, Cutler & Pickering since 1979 and is a former member of his firm's Management Committee and co-chairman of its Business Transactions Practice Group. He specializes in corporate and securities law and represents companies and entrepreneurs in acquisitions, dispositions, joint ventures and public securities offerings. Mr. Cass received his bachelor's degree from Princeton University and his law degree from Yale University.

CORPORATE GOVERNANCE AND OTHER MATTERS

     The Board of Directors acts as nominating committee for selecting nominees for election as directors. The Company's Bylaws permit stockholders eligible to vote for the election of directors at the Annual Meeting to make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of the Company. The Bylaws also permit stockholders to propose other business brought before an annual meeting, provided that such proposals are made pursuant to timely notice to the Secretary of the Company. To be timely, notice must be received at the principal executive offices of the Company no later than the date designated for receipt of stockholder proposals. See "Stockholder Proposals."

     During fiscal 2003, the Board of Directors had four standing committees, an Audit Committee, a Compensation Committee, a Non-Officer Director Stock Option Committee and a Joint Venture Oversight Committee. The Board of Directors does not have a standing Nominating Committee.

     The Audit Committee reviews the Company's auditing, accounting, financial reporting and internal control functions and makes recommendations to the Board for the selection of independent auditor. In discharging its duties, the committee reviews and approves the scope of the annual audit and the independent auditor's fees; meets independently with the Company's internal accounting staff, independent auditor and senior management; and reviews the general scope of the Company's accounting, financial reporting, annual audit and internal audit program, and matters relating to internal control systems as well as the results of the annual audit. During fiscal 2003, the Audit Committee held eight meetings. The Audit Committee has three members: Messrs. Salsmans, Sistermans and Rees, each of whom is independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' (NASD) listing standards. The Board of

Directors has adopted a written charter for the Audit Committee, which was updated in 2002 and is included as Appendix A to this Proxy Statement.

     The Compensation Committee is responsible for establishing the Company's compensation programs for executive officers and makes determinations concerning executive salaries and incentive compensation, awards stock options to executive officers under the Company's stock option plans and otherwise determines executive officer compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 2003, the Compensation Committee of the Board of Directors had two meetings. The Compensation Committee has two members: Messrs. Salsmans and Sistermans, both of whom are "non-employee directors" and "outside directors" as defined in the rules promulgated by the SEC and Section 162(m) of the Internal Revenue Code (the "Code").

     The Non-Officer Stock Option Committee has authority to grant stock options to persons who are not, at the time of the grant of the option, executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Non-Officer Stock Option Committee held three meetings during fiscal 2003. The Non-Officer Stock Option Committee has two members: Mr. Wohlstadter and Dr. Massey.

         The Joint Venture Oversight Committee (the "JVOC") was established by the Board of Directors with the authority and responsibility for: overseeing and monitoring the Company's participation in Meso Scale Diagnostics, LLC ("MSD"), a joint venture between the Company and Meso Scale Technologies, LLC ("MST"); ensuring compliance by the Company with its obligations to MSD; reviewing and approving annual budgets prepared and submitted by MSD; establishing the Company's position on issues arising under current agreements with MSD, MST and Jacob Wohlstadter; negotiating amendments to existing agreements or any new agreements with MSD, MST or Jacob Wohlstadter, as the Committee deems necessary; and providing instructions and direction to the Company's designee to the Board of Managers of MSD. The JVOC must consist of at least two independent directors appointed by the Board. The current members of the JVOC are: Robert Salsmans, Joop Sistermans and Anthony Rees, each of whom satisfies the independence requirements of the listing standards of the NASD and Section 10A of the 1934 Act. During the fiscal year ended March 31, 2003, the JVOC held 21 meetings.

     During fiscal 2003, the Board of Directors held 10 meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which they served.

COMPENSATION OF DIRECTORS

     The following information relates to the Company's compensation and reimbursement practices during fiscal 2003 for directors who were not officers or employees of the Company. Each non-employee director of the Company received an attendance fee of $1,000 for each meeting of the Board of Directors that he attended. In fiscal 2003, the aggregate compensation paid to non-employee directors (directors other than Mr. Wohlstadter and Dr. Massey) was $33,000. Effective May 2003 each non-employee director of the Company (a) will receive an annual retainer of $10,000 and an attendance fee of $1,000 for each meeting of the Board of Directors that he attends; (b) that serves on the Joint Venture Oversight Committee or the Audit Committee will receive an additional annual retainer of $10,000 plus an attendance fee of $1,000 for each meeting of such committee that he attends. The Company maintains a policy for reimbursing all expenses incurred by members of the Board of Directors in connection with attendance at Board meetings.

     Under the Company's 1994 Non-Employee Directors' Stock Option Plan (the "1994 Directors Plan"), each non-employee director of the Company is automatically granted an option to purchase 10,000 shares of the Company's Common Stock effective on the date of such director's election or appointment to the Board of Directors. The Board of Directors has approved two amendments to the 1994 Directors Plan. The first amendment, effective June 6, 2001, provided that each non-employee director was granted as of June 6, 2001 an option to purchase an additional 10,000 shares of the Company's Common Stock. The second amendment provides that in the event of the consummation of the Roche Transaction, notwithstanding anything to the contrary in the 1994 Directors Plan, the outstanding options granted under the 1994 Directors Plan shall be canceled and the holder of any such option will be entitled to receive with respect to each share covered by such option (1) cash from Roche equal to the excess of $47.25 over the exercise price of such option and (2) one share of common stock of Newco (as defined and described below under "Changes in Control of the Company"). As a result of the July 24, 2003 amendment to the 1994 Directors Plan, the options held by the non-employee directors will be treated in the same manner as all other options granted under the Company's option plans are treated in the Roche Transaction.

     Additional options may be granted in the future to non-employee directors at a date or dates set by the Board of Directors. The options have an exercise price set at 100% of the fair market value on the date of grant, have a ten year term, and vest over a period of five years with one-fifth of the option becoming exercisable one year from the date of grant and an additional one-twentieth becoming exercisable every three months thereafter. Such vesting is conditioned upon continued service as a director of the Company. Set forth below is a table of options granted under this plan to and held by the non-employee directors as of July 15, 2003.

                     OPTION GRANTS TO NON-EMPLOYEE DIRECTORS

                                 NUMBER OF SHARES         NUMBER
                                UNDERLYING OPTIONS       OF SHARES    EXERCISE OR BASE
      NAME                           GRANTED               VESTED        PRICE ($/SH)     EXPIRATION DATE
      ----                           -------               ------        -----------      ---------------
Richard W. Cass                       10,000                6,000          $15.69           June 2010
                                      10,000                4,000          $23.30           June 2011
Anthony R. Rees                        4,500                  500          $15.69           June 2010
                                      10,000                4,000          $23.30           June 2011
Robert R. Salsmans                    10,000               10,000          $ 6.25          August 2005
                                      10,000                4,000          $23.30           June 2011
Joop Sistermans                       10,000                7,500          $24.69         September 2009
                                      10,000                4,000          $23.30           June 2011

IDENTIFICATION OF EXECUTIVE OFFICERS

         Set forth below is certain information regarding the position and business experience of George Migausky who is an executive officer but not a director of the Company. The background descriptions of Samuel J. Wohlstadter, Chairman and Chief Executive Officer, and Richard J. Massey, President and Chief Operating Officer, are set forth above under the heading Continuing Directors.

George V. Migausky has been our Chief Financial Officer since 1985, assuming that position on a full-time basis in 1992. Between 1985 and 1992, in addition to serving as our Chief Financial Officer on a part-time basis, Mr. Migausky also served as financial advisor to several other privately held companies. Prior to joining us in 1985, he spent nine years in financial management and public accounting positions, most recently as a Manager with the High Technology Group of Deloitte & Touche.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
                                  (PROPOSAL 2)

     The Audit Committee of the Board of Directors is seeking ratification of its appointment of Deloitte &

Touche LLP as the Company's independent auditor for the fiscal year ending March 31, 2004. Deloitte & Touche LLP acted as the Company's independent auditor for fiscal 2003. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and they will be available to respond to appropriate questions from stockholders and, if they desire, to make a statement.

     Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor is not required by the Company's Bylaws or otherwise. The Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If a majority of the stockholders voting at the Annual Meeting do not approve the selection of Deloitte & Touche LLP, the selection of independent auditor may be reconsidered by the Board of Directors. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING MARCH 31, 2004.

REPORT OF THE AUDIT COMMITTEE

     The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

     The Audit Committee is comprised of the three directors named below, all of whom meet the independence and experience requirements of Rule 4200(a)(15) of the NASD listing standards. The Audit Committee has adopted a written charter that has been approved by the Board of Directors, a copy of which is attached hereto as Appendix A.

     The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended March 31, 2003 with management and Deloitte & Touche LLP, the Company's independent auditor. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Audit Standards No. 61 (Codification of Statements on Auditing Standards) relating to the conduct of the audit, including discussions relating to that firm's independence. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP that is required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP the independent auditor's independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended March 31, 2003 be included in the Company's Annual Report on Form 10-K for 2003 for filing with the SEC.

By the Audit Committee of the Board of Directors:
     Joop Sistermans
     Robert Salsmans
     Anthony Rees

Date: July 29, 2003

RELATIONSHIP WITH INDEPENDENT AUDITOR

     Deloitte & Touche LLP was the independent auditor that audited the Company's financial statements for fiscal 2003. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on the audit.

     In addition to performing the audit of the Company's consolidated financial statements, Deloitte & Touche LLP provided various other services during fiscal 2003. The aggregate fees billed by Deloitte & Touche LLP for fiscal 2002 and fiscal 2003 were as follows:

         - Audit Fees. The aggregate fees billed in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements and the review of the financial statements in the Company's Form 10-Qs were $290,000 and $197,000, for 2003 and 2002 respectively; and

         - Audit-Related Fees. The aggregate fees billed in each of the last two fiscal years for assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the financial statements and are not reported under Audit Fees above were $21,000 and $34,000, for 2003 and 2002 respectively. These fees relate primarily to consultative services provided regarding the Company's application of generally accepted accounting principles.

         - Tax Fees. The aggregate fees billed in each of the last two fiscal years by Deloitte & Touche LLP for tax compliance, tax advice and tax planning services were $75,000 and $35,000, for 2003 and 2002 respectively.

         - All Other Fees. The aggregate fees billed in each of the last two fiscal years by Deloitte & Touche LLP for all other services were $4,000 and $0, for 2003 and 2002 respectively.

     Deloitte & Touche LLP did not provide any services related to financial information systems design and implementation during fiscal year 2003. The Audit Committee has considered whether, and determined that, the provision of services described in All Other Fees, above, is consistent with maintaining Deloitte & Touche's independence.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of July 15, 2003 (except as otherwise footnoted below), certain information regarding the ownership of the Company's Common Stock of: (i) each current director; (ii) each nominee for director;
(iii) each of the Named Executive Officers (see Executive Compensation); (iv) each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (v) all executive officers and directors of the Company as a group:

                                                                       NUMBER         PERCENT
                          NAME(1)                                     OF SHARES       OF TOTAL
                          ----                                        ---------       --------
Samuel J. and Nadine Wohlstadter (2)                                  4,568,937         19.1%
Richard J. Massey, Ph.D.(3)                                           1,043,587          4.4%

George V. Migausky(4)                                                   225,064             *
Robert R. Salsmans(5)                                                    14,500             *
Joop Sistermans(6)                                                       12,000             *
Richard Cass(7)                                                          10,500             *
Anthony Rees(8)                                                          13,600             *
All directors and executive officers as a group(9) (7 persons)        5,888,188         24.2%

---------------------

*  Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the notes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2) Samuel J. and Nadine Wohlstadter's address is: c/o IGEN International, Inc., 16020 Industrial Drive, Gaithersburg, MD 20877. Includes 157,500 shares issuable upon exercise of options held by Mr. Wohlstadter that are currently exercisable or exercisable within 60 days. Does not include shares held by Mr. Wohlstadter's adult children. Also excludes 225,000 shares issuable upon exercise of options held by Jacob Wohlstadter, the adult son of Mr. Wohlstadter, that are currently exercisable or exercisable within 60 days. See "Certain Relationships and Related Transactions."

(3) Richard J. Massey's address is: c/o IGEN International, Inc., 16020 Industrial Drive, Gaithersburg, MD 20877. Includes 167,871 shares issuable upon exercise of options held by Dr. Massey that are currently exercisable or exercisable within 60 days. Also includes 2,133 shares that were issued under an early exercise feature in an option granted to Dr. Massey, subject to a limited repurchase right in favor of the Company at the option exercise price if Dr. Massey leaves the employ of the Company before vesting.

(4) Includes 152,499 shares issuable upon exercise of options held by Mr. Migausky that are currently exercisable or exercisable within 60 days. Also includes 24,620 shares held by Mr. Migausky's minor children.

(5) Includes 14,500 shares issuable upon exercise of an option held by Mr. Salsmans that is currently exercisable or exercisable within 60 days.

(6) Includes 12,000 shares issuable upon exercise of an option held by Mr. Sistermans that is exercisable within 60 days.

(7) Includes 10,500 shares issuable upon exercise of an option held by Mr. Cass that is currently exercisable within 60 days.

(8) Includes 5,000 shares issuable upon exercise of an option held by Mr. Rees that is currently exercisable within 60 days.

(9) Includes 519,870 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other of the Company's equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on the Company's records and other information, the Company believes that all of its current directors and executive officers, reported all transactions in the Company's common stock and options on a timely basis during the fiscal year ended March 31, 2003 except for one Form 5 prepared by the Company 27 days late and thereafter immediately filed by Samuel J. Wohlstadter reporting the June 2002 grant of a stock option.

                        CHANGES IN CONTROL OF THE COMPANY

     On July 24, 2003, the Company and Roche jointly announced the Roche Transaction, which has been approved by the Boards of Directors of the Company and Roche. As part of the Roche Transaction, a wholly owned subsidiary of Roche will merge with and into the Company resulting in the Company becoming a wholly owned subsidiary of Roche. Accordingly, the completion of the Roche Transaction will result in a change in control of the Company.

     Under the terms of the agreements related to the Roche Transaction, Roche will acquire the Company, thereby securing rights to ORIGEN technology used in its Elecsys(R) diagnostics product line. For each share of Company Common Stock, holders of the Company's Common Stock will receive $47.25 in cash and one share of a newly formed public company to be spun off by the Company in a fully taxable transaction. This newly formed public company is referred to as Newco in this Proxy Statement. Newco, which will be 100% owned by the Company's stockholders, will own ORIGEN technology, assume certain ongoing businesses of the Company and is expected to have approximately $155 million in working capital. This working capital will be provided primarily by Roche as part of the Roche Transaction, in addition to the $47.25 per share cash payment to be made by Roche to the Company's stockholders.

     Through the Roche Transaction, Roche will secure, among other assets, new non-exclusive, fully paid-up, worldwide and perpetual rights that will permit Roche to continue to commercialize ORIGEN technology in the human in-vitro diagnostics field and continue to sell and further develop its Elecsys products for centralized laboratories, hospital labs and blood banks. In addition, Roche generally will be able to sell certain ORIGEN-based immunochemistry systems into point of care sites and physicians offices. Improvements of the ECL technology developed by Roche from the beginning of the license agreement in 1992 through to the closing date of the Roche Transaction will remain with Roche. The Company will receive a perpetual, worldwide, royalty-free license to all of those improvements.

     Upon completion of the Roche Transaction, Newco will be spun-off by the Company to its stockholders and will hold the Company's patents and assume its biodefense, life science and industrial businesses, as well as opportunities in the clinical diagnostics field. Newco will also hold the Company's equity interest in the Meso Scale Diagnostics, LLC. ("MSD") joint venture. Newco will be able to address the entire clinical diagnostic market, including the hospital, blood bank and reference lab markets that were previously exclusively held by Roche. Newco will also receive rights to improvements relating to Roche's Elecsys product line and royalty-bearing licenses to PCR, a nucleic acid amplification technology, for use in most fields. Newco, which will be named prior to closing the Roche Transaction, will be managed by the Company's current management team and headquartered in Gaithersburg, Maryland. It is expected that Newco's shares will be listed on Nasdaq upon completion of the spin-off.

     As part of the Roche Transaction, Roche has paid the Company $34.2 million in cash, $18.6 million representing compensatory damages as confirmed on July 9, 2003 by the U.S. Court of Appeals for the Fourth Circuit, $10.6 million representing royalties owed to the Company for the quarter ended June 30, 2003, and $5 million representing the July, 2003 monthly fee, which is described in the next sentence. Effective immediately, there will be no further royalties owed to the Company, and Roche will pay a fixed fee of $5 million per month to the Company for the use of ORIGEN technology pending completion of the Roche Transaction. As part of the Roche Transaction, the MSD joint venture agreement will expire. Following completion of the Roche Transaction, Newco will make a final capital contribution of $37.5 million to MSD.

     The Roche Transaction is expected to close by calendar year-end, subject to the approval of the Company's stockholders and receipt of necessary regulatory approvals and other limited closing conditions.

     The announcement of the Roche Transaction follows a July 9, 2003 ruling by the U.S. Court of Appeals for the Fourth Circuit in litigation that began in 1997 when the Company filed a lawsuit charging Boehringer Mannheim with multiple breaches of a license agreement relating to the Company's ECL technology. The ruling eliminated damages of $486.8 million previously awarded to the Company by the jury of the District Court of Maryland while affirming $18.6 million in compensatory damages, the Company's right to terminate the license agreement between the companies, and the Company's right to certain improvements in certain fields developed by Roche in certain fields under the license agreement. Roche inherited the case in its acquisition of Boehringer Mannheim in 1998. As part of the Roche Transaction, the Company has agreed to suspend its patent infringement actions against Roche in Maryland and Germany pending consummation of the proposed acquisition, with the right to resume the actions should the Roche Transaction not close. Roche has agreed to file a motion to withdraw its petition for rehearing before the Fourth Circuit and both companies have agreed not to file any further appeals of the opinion issued by that court.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal years ending March 31, 2003, 2002 and 2001, compensation awarded or paid to, or earned by each of the following executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION
                                                       -------------------
                                                                                SECURITIES
                                                                                UNDERLYING
                                        FISCAL                                   OPTIONS (#     ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR     SALARY ($)      BONUS ($)       SHARES)      COMPENSATION
     ---------------------------         ----     ----------      ---------       -------
Samuel J. Wohlstadter,                   2003      $411,332       $250,000(1)     150,000        $3,240(2)
Chairman and Chief Executive             2002      $392,167       $250,000(1)          --        $3,077(2)
Officer(9)                               2001      $370,000       $170,400(1)     200,000        $2,704(2)

Richard J. Massey, Ph.D.                 2003      $331,833       $125,000(1)      50,000        $5,452(3)
President and Chief Operating Officer    2002      $316,208       $200,000(1)          --        $5,163(4)
                                         2001      $298,000       $136,200(1)     100,000        $4,767(5)

George V. Migausky                       2003      $232,500       $117,000(1)      40,000        $8,754(6)
Vice President and Chief Financial       2002      $221,667       $112,500(1)          --        $8,350(7)
Officer                                  2001      $209,000       $ 60,000(1)      25,000        $7,929(8)

----------------------------

(1)  Paid to employee after end of fiscal year.

(2)  Consists of life insurance premiums paid.

(3) Consists of 401(k) match amount of $3,875 and annual life insurance premiums paid in the amount of $1,577.

(4) Consists of 401(k) match amount of $3,656 and annual life insurance premiums paid in the amount of $1,507.

(5) Consists of 401(k) match amount of $3,609 and annual life insurance premiums paid in the amount of $1,158.

(6) Consists of 401(k) match amount of $5,523 and annual life insurance premiums paid in the amount of $3,231.

(7) Consists of 401(k) match amount of $5,290 and annual life insurance premiums paid in the amount of $3,060.

(8) Consists of 401(k) match amount of $5,225 and annual life insurance premiums paid in the amount of $2,704.

(9) Excludes annual salary of $21,000 paid to Nadine Wohlstadter, the wife of Samuel J. Wohlstadter, who is employed full-time by the Company as an Executive Coordinator. During the fiscal year ended 2003, the Company made an additional one time payment to Mrs. Wohlstadter of $101,500 representing unpaid salary for the period from June 1, 1997 through March 31, 2002.

STOCK OPTION GRANTS AND EXERCISES

     The Company has granted options to its executive officers under its 1985 Stock Option Plan and its 1994 Stock Option Plan. The 1985 Stock Option Plan has expired although options granted under that plan remain outstanding and exercisable.

Option Grants in the Last Fiscal Year

     The following table sets forth information relating to options granted to each of the Named Executive

Officers during the fiscal year ended March 31, 2003.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZED VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF STOCK
                                                                                     PRICE APPRECIATION FOR OPTION
                                        INDIVIDUAL GRANTS (1)                                   TERM (2)
                   ------------------------------------------------------------------------------------------------
                                     % OF TOTAL
                    # OF SHARES       OPTIONS
                     UNDERLYING      GRANTED TO
                      OPTIONS       EMPLOYEES IN        EXERCISE     EXPIRATION
NAME                  GRANTED       FISCAL YEAR          PRICE          DATE            5%                 10%
                   ------------------------------------------------------------------------------------------------
Samuel J.
Wohlstadter            150,000          39.7%            $37.91      June 4, 2012   $3.6 million       $9.1 million
Richard J. Massey       50,000          13.2%            $37.91      June 4, 2012   $1.2 million       $3.0 million
George V.
Migausky                40,000          10.6%            $37.91      June 4, 2012   $1.0 million       $2.4 million

-----------------------

     (1) Each of these options was granted pursuant to the Company's 1994 Stock Option Plan and is subject to the terms of such plan.

     (2) In accordance with the rules of the SEC, shown are the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future increase in the price of the Company's common stock.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year End Stock Option Values

     The following table sets forth information related to options exercised by the Named Executive Officers during the fiscal year ended March 31, 2003 and the number of shares subject to both exercisable and unexercisable options and the value of options held at fiscal year-end.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END STOCK OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                                 OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED         VALUE                MARCH 31, 2003                MARCH 31, 2003
                                 ON           REALIZED                EXERCISABLE                   EXERCISABLE
         NAME                 EXERCISE          (1)                      (2)                           (3)
         ----                 --------          ---                      ---                           ---
Samuel J. Wohlstadter               --                --              350,000(4)                   $3,328,000(7)
Richard J. Massey, Ph.D.        36,761        $1,055,614              243,239(5)                   $4,426,217(8)
George V. Migausky                  --                --              192,500(6)                   $4,406,600(9)

---------------------------

(1) Based on the fair market value of a share of the Company's Common Stock on the date of exercise (the closing price) minus the exercise price and multiplied by the number of shares acquired.

(2) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock on March 31, 2003.

(3) Based on the closing price of the Company's Common Stock on March 31, 2003 of $35.39 minus the exercise price.

(4) Includes: 100,000 shares underlying options that are fully vested under the option vesting schedule; and 250,000 shares underlying options that are not vested but may be purchased by the named individual under an early exercise feature of the option. If the named individual leaves the employ of the Company, the Company may repurchase any shares purchased using this early exercise feature at the exercise price per share to the extent the applicable options were not yet fully vested at that time under the option vesting schedule.

(5) Includes: 143,239 shares underlying options that are fully vested under the option vesting schedule; and 100,000 shares underlying options that are not vested but may be purchased by the named individual under an early exercise feature of the option. If the named individual leaves the employ of the Company, the Company may repurchase any shares purchased using this early exercise feature at the exercise price per share to the extent the applicable options were not yet fully vested at that time under the option vesting schedule

(6) Includes: 139,999 shares underlying options that are fully vested under the option vesting schedule; and 52,501 shares underlying options that are not vested but may be purchased by the named individual under an early exercise feature of the option. If the named individual leaves the employ of the Company, the Company may repurchase any shares purchased using this early exercise feature at the exercise price per share to the extent the applicable options were not yet fully vested at that time under the option vesting schedule

(7) Includes $1,664,000 of value attributable to shares underlying options that are not vested but may be purchased by the named individual under an early exercise feature of the option. If the named individual leaves the employ of the Company, the Company may repurchase any shares purchased using this early exercise feature at the exercise price per share to the extent the applicable options were not yet fully vested at that time under the option vesting schedule.

(8) Includes $787,638 of value attributable to shares underlying options that are not vested but may be purchased by the named individual under an early exercise feature of the option. If the named individual leaves the employ of the Company, the Company may repurchase any shares purchased using this early exercise feature at the exercise price per share to the extent the applicable options were not yet fully vested at that time under the option vesting schedule.

 (9) Includes $208,017 of the value attributable to shares underlying options that are not vested but may be purchased by the named individual under an early exercise feature of the option. If the named individual leaves the employ of the Company, the Company may repurchase any shares purchased using this early exercise feature at the exercise price per share to the extent the applicable options were not yet fully vested at that time under the option vesting schedule.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company does not have an employment agreement with any of its Named Executive Officers. In furtherance of the stated goals of attracting and retaining the Named Executive Officers and other key employees who contribute to the long-term success of the Company, the Company has adopted a Termination Protection Program (the "Program"). The purpose of the Program is to encourage participants to continue as employees of the Company in the event of a "Change of Control" of the Company, as defined in the Program. The Program provides that in the event a covered employee is terminated by the Company without "Cause" or the employee resigns for "Good Reason" in anticipation (in the case of a termination without Cause) of or within 30 months following a Change of Control of the Company, then the Company shall make a cash payment to the employee equal to 1.5 to 3 times the sum of the employee's annual salary plus bonus (3 times in the case of the Named Executive Officers).

     The Program also provides that employees are entitled to continued participation in the Company's group medical, dental, life and disability programs for a period of 18 months (lifetime for medical and dental coverage and 36 months for all other programs in the case of the Named Executive Officers). In addition, under the Program, upon a Change of Control the vesting for all options held by an employee will immediately accelerate and remain exercisable for 2 years following the Change of Control. The Program also provides reimbursement for outplacement services and provides a gross-up for any "parachute" excise tax imposed on payments made under the Program, and for the advancement of costs and expenses (including legal fees) incurred by the employee related to the Program.

     THE ROCHE TRANSACTION WILL NOT CONSTITUTE A CHANGE OF CONTROL UNDER THE PROGRAM TO THE EXTENT THAT NEWCO OFFERS "QUALIFYING POSITIONS" TO EMPLOYEES COVERED BY THE PROGRAM, WHICH NEWCO HAS AGREED TO DO. Upon completion of the Roche Transaction, all outstanding options granted under the Company's stock option plans will be canceled and the holder of any such option will be entitled to receive with respect to each share covered by such option (1) cash from Roche equal to the excess of $47.25 over the exercise price of such option and (2) one share of common stock of Newco.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

     During fiscal 2003, the members of the Executive Compensation Committee of the Board of Directors (the "Compensation Committee") were Messrs. Salsmans and Sistermans, both of whom are "non-employee directors" and "outside directors" as defined in the rules promulgated by the SEC and Section 162(m) of the Code, respectively. The Compensation Committee is responsible for establishing the Company's compensation programs for executive officers.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, bonus and stock options.

     BASE SALARY. The Compensation Committee periodically reviews each executive officer's base salary. When reviewing base salaries, the Compensation Committee considers individual performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries and stock option awards of executive officers are established based upon meeting Company and individual achievement performance goals and objectives and upon a review of salary surveys of other emerging health care companies subjectively selected by the Compensation Committee. The Compensation Committee utilizes published salary surveys for the life science industry and surveys a relevant group of health care companies that are publicly traded to obtain additional information for making compensation comparisons. This group of companies includes diagnostic, biotechnology and medical technology companies with size and market capitalizations similar to that of the Company. Based upon such surveys, the executive officers' salaries are set in a range similar to other comparable health care companies.

     BONUS. The bonus program is a variable pay program for executive officers of the Company to earn additional annual compensation. The bonus award earned depends on the extent to which Company and individual performance objectives are achieved. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building shareholder value. For fiscal 2003, these objectives related to: (i) effective implementation of the planned growth of the Company; (ii) continued advances toward project goals in research and development programs;
(iii) progress towards commercial goals in development programs; (iv) progress in connection with attainment of collaborative relationships; and (v) progress in certain financial, administrative and legal activities.

     The Compensation Committee met twice to review salary and bonus compensation for fiscal 2003. Based on the factors described above, the Committee awarded bonuses to Mr. Wohlstadter, Dr. Massey and Mr. Migausky in the amounts of $250,000, $125,000 and $117,000, respectively.

     OPTION PLANS. The stock option plans offered by the Company have been established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company.

     Periodic grants of stock options are generally made to certain eligible employees upon commencement of employment and additional grants are made occasionally following a significant change in job responsibilities, scope or title. Stock options granted generally have a five-year vesting schedule and expire 10 years from the date of grant. The exercise price of options granted under the stock option plans is usually 100% of fair market value of the underlying stock on the date of grant.

     Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by a formula established by the Compensation Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options held by the participant and the total number of stock options to be awarded. During fiscal 2003, the Committee approved the grant of stock options to each of Mr. Wohlstadter, Dr. Massey and Mr. Migausky covering 150,000 shares, 50,000 shares and 40,000 shares, respectively.

     Subject to certain exceptions, Section 162(m) of the Code provides that the Company may not deduct compensation paid to any of its Named Executive Officers in excess of $1.0 million in any one year. Section 162(m) of the Code excludes "performance-based compensation" from the $1.0 million limit on tax deductibility. The Committee believes that stock options granted under the Company's 1994 Stock Option Plan with an exercise price at least equal to the fair market value of a share of the Company's Common Stock on the date of grant should be treated as "performance-based compensation" and any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option is deductible by the Company.

CEO COMPENSATION

     The Compensation Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with other public health care companies as described above. In awarding stock options and bonuses, the Compensation Committee considers the CEO's performance, overall contribution to the Company, retention, the number of unvested options held by the CEO and the total number of options to be granted and the Compensation Committee's subjective evaluation of the CEO's performance. As described above, in determining where the CEO's total compensation is set within the ranges and in light of the considerations described above, the Committee by necessity makes certain subjective evaluations. The Compensation Committee believes that compared to other health care companies surveyed by the Company, the CEO's salary, bonus and stock options are in the mid range. The Committee recognizes, however, that the CEO's overall equity ownership of the Company accumulated over an approximate twenty-year period is in the high range. On the basis of the foregoing factors the Committee determined to grant Mr. Wohlstadter a bonus in the amount of $250,000 and to grant a stock option for 150,000 shares.

CONCLUSION

     Through the plans described above, a significant portion of the Company's compensation program and the CEO's and the other executive officers' compensation are contingent on Company performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation.

                           Compensation Committee of the Board of Directors

                           Robert R. Salsmans and Joop Sistermans

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All members of the Compensation Committee have been and are outside directors and no director or executive officer of the Company serves on the compensation committee of the board of directors of any company for which Messrs. Salsmans or Sistermans serves as an executive officer or director.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     MSD is a joint venture formed by Meso Scale Technologies, LLC. ("MST") and the Company in 1995. MSD was formed for the development and commercialization of products utilizing a proprietary combination of MST's multi-array technology together with the Company's technology, which is referred to as the Research Program. MST is a company established and wholly-owned by Jacob Wohlstadter, the son of the Company's Chief Executive Officer. In August 2001, the Company amended its joint venture agreement and certain license and other agreements with MSD and MST in order to continue the MSD joint venture and entered into various related agreements. These amendments and agreements entered into in August 2001 are referred to as the MSD agreements. An independent committee of the Board of Directors, with the advice of independent advisors and counsel, negotiated and approved the MSD agreements.

     In connection with the Roche Transaction, the Company's interest in, and rights and obligations with respect to, MSD will be transferred to Newco, and MSD has consented to such transfer. As part of obtaining MSD's consent to such transfer in connection with the Roche Transaction, the Company and MSD amended certain of the MSD agreements as described herein. The JVOC, with the advice of independent counsel, negotiated and approved the amendments to the MSD agreements made in connection with the Roche Transaction, which amendments include Newco's obligation to provide additional funding to MSD following the transaction.

     MSD manufactures and markets two instrument systems, the Sector HTS and the Sector PR, both of which combine the Company's ORIGEN technology and MST's multi-array technology. The Sector HTS is an ultra high throughput drug discovery system engineered for applications such as high throughput screening and large scale proteomics. The Sector PR is a smaller system designed for benchtop applications such as assay development, research in therapeutic areas, cellular biology and medium throughput screening. MSD also manufactures and markets a line of proprietary reagents, assays and plates that are used on these systems. Product sales commenced in October 2002, and during the year ended March 31, 2003, MSD had product sales of $3.2 million and a net loss of $18.2 million.

     Under the MSD agreements, the Company's funding commitment is based on an annual budget of MSD approved by the JVOC. The Company's funding commitment may be satisfied in part through in-kind contributions of scientific and administrative personnel and shared facilities. The JVOC approved funding for MSD for the period from January 1, 2003 to November 30, 2003 in an amount of $20.6 million, subject to a permitted variance of fifteen percent. As of March 31, 2003, the Company's remaining funding commitment to MSD was $17.0 million. In addition, prior to November 30, 2003, the Company is also required to pay approximately $3.7 million to MSD related to the permitted budget variance from prior years.

In connection with the Roche Transaction, the Company agreed by action of the JVOC to certain ongoing funding arrangements with MSD. Following completion of the Roche Transaction, Newco has agreed to make a final $37.5 million contribution to MSD, of which $7.5 million will be provided by Samuel J. Wohlstadter as described below. In the event that the Roche Transaction is not completed prior to November 30, 2003, the expiration date of the Company's existing funding commitment to MSD, the Company is obligated to continue to make interim contributions to MSD in an amount equal to $1.7 million per month until the earlier of the completion or termination of the Roche Transaction. In the event that the Roche Transaction is completed, the amount of the interim funding payments, if any, will be deducted from the $37.5 million to be contributed to MSD by Newco upon completion of the Roche Transaction. In the event that the Roche Transaction is not completed, MSD will not have any obligation to repay the interim funding other than through distributions on the interests held by the Company as a result of such contributions. Neither the Company nor Newco will have any additional funding obligations related to MSD after completion or termination of the Roche Transaction. In connection with the funding arrangements for MSD, Samuel J. Wohlstadter, the Chairman and Chief Executive Officer of the Company, has agreed to purchase, following completion of the Roche Transaction, shares of a series of preferred stock of Newco for a purchase price of $7.5 million. Newco will use the proceeds of the sale of preferred stock to fund a portion of its final funding obligation to MSD. The economic characteristics of this series of preferred stock will mirror Newco's economic interest in class C interests in MSD. For the years ended March 31, 2003, 2002 and 2001, the Company made total contributions to MSD of $20.5 million, $19.6 million and $8.3 million, respectively. During the year ended March 31, 2002, the Company transferred certain equipment and leasehold interests to MSD in the amount of $839,000, which amount is included in the in-kind contributions to MSD in such year.

     The Company holds a 31% voting equity interest in MSD, and is entitled to a preferred return on $56.9 million of the funds previously invested in MSD through March 31, 2003, and on additional funds invested by the Company thereafter, including those payments in connection with the Roche Transaction described above. This preferred return would be payable out of a portion of both future profits and certain third-party financings of MSD, generally before any payments are made to other equity holders. Although MST owns the remaining 69% of the voting interest in MSD, the Company generally has the right to approve significant MSD governance matters. In exercising this right, a committee of the Board of Directors must consider the interests of the Company and its stockholders while also taking into consideration the interests of MSD.

     The Company and MST are the sole members of MSD and each holds one seat on MSD's two-member board of managers. The Company's representative on the MSD Board of Managers is Richard J. Massey, the Company's President and Chief Operating Officer, who also serves as the Treasurer and Secretary for MSD. Dr. Massey receives no compensation from MSD or the Company for serving as the Treasurer and Secretary of MSD. The other member of the MSD Board of Managers is Jacob Wohlstadter, who is the sole owner of MST and serves as President and Chief Executive Officer of MSD. Neither Dr. Massey nor any other executive officer or director of the Company has any ownership interest in MST or MSD, other than through ownership of interests in the Company. Samuel J. Wohlstadter disclaims any ownership interest in MST or MSD as a result of Jacob Wohlstadter's ownership interest in those entities.

     Under the terms of the MSD agreements, the Company has granted to MSD a worldwide, perpetual, exclusive license (with certain exceptions) to the Company's technology, for use in MSD's Research Program, which is more fully described in the MSD agreements. If the Company ceases to be a member of the joint venture, it will receive royalty payments from MSD on all products developed and sold by MSD using the Company's patents. In the event that the Roche Transaction is completed, the foregoing arrangements will continue solely as rights and obligations of Newco, and the Company will have no further rights or obligations with respect thereto.

     MST holds a worldwide, perpetual, non-exclusive sublicense from MSD for certain non-diagnostic applications of the Company's technology. The Company will receive royalty payments from MST on any products developed and sold by MST using the Company's patents. During the term of the MSD joint venture, MSD is the Company's exclusive means of conducting the Research Program and the Company is obligated to refrain from developing or commercializing any products, processes or services that are related to the Research Program in the diagnostic field or to MSD's research technologies as described in the MSD agreements, subject to certain exceptions. If the MSD joint venture expires or is terminated for any reason, the Company has agreed not to use the improvements granted to it by MSD to compete with MSD in its field and the Company has agreed not to directly or indirectly develop or commercialize products, processes or services related to the Research Program in the diagnostic field or to MSD's research technologies. In the event that the Roche Transaction is completed, the foregoing arrangements related to the Company's obligations after expiration or termination of the joint venture will continue solely as rights and obligations of Newco, and the Company will have no further obligations with respect thereto.

     As part of the Roche Transaction, the Company, Newco and MSD agreed that the MSD joint venture agreement will expire on the later of (1) November 30, 2003, or (2) the earlier of (a) the date of the completion of the Roche Transaction or (b) the termination of the Roche Transaction in accordance with the terms of the agreements governing such transaction. The Company, Newco and MSD also agreed that funding for MSD would not be extended other than pursuant to the agreements related to the Roche Transaction. In addition, in accordance with the MSD agreements, MST and MSD have the right to terminate the joint venture under certain circumstances, including (1) breach of the Company's obligations, including its funding obligations to MSD, (2) MSD's termination of Jacob Wohlstadter's employment (other than for cause or disability), (3) if Jacob Wohlstadter is entitled to terminate his employment agreement for good reason (as defined in his employment agreement) or (4) upon a change in control of the Company, as defined. For purposes of the MSD agreements, a change in control includes, among other things, the acquisition by any person or group (other than Samuel Wohlstadter and his affiliates) of 30% or more of the beneficial ownership of any class of voting securities of the Company. MSD and Jacob Wohlstadter have each agreed that the Roche Transaction will not constitute a change in control for purposes of the MSD agreements, including Jacob Wohlstatdter's employment agreement.

     Upon the expiration of the MSD joint venture agreement as a result of the completion or termination of the Roche Transaction as described above or the expiration or termination of the joint venture for any other reason, MSD and MST have the right to purchase the Company's or Newco's, as the case may be, interest in MSD for a purchase price equal to fair market value (to be determined in accordance with the provisions and procedures set forth in the MSD agreements, which shall include a determination by appraisers if the parties are unable to agree on fair market value) minus a discount factor varying from 7.5%, in the case of completion or termination of the Roche Transaction and certain other events, to 15.0%, in the case of termination because of a breach by the Company and certain other events. If MSD or MST exercises this right, it will be entitled to pay the Company or Newco, as the case may be, the purchase price, plus interest, over time in installments equal to the sum of five percent of MSD Net Sales, as determined in accordance with the MSD agreements, and twenty percent of the net proceeds realized by MSD from the sale of debt or equity securities in any third party financing after the date of the sale of the Company's or Newco's, as the case may be, interest in MSD.

     Following the termination or non-renewal of the joint venture agreement, many of the Company's or Newco's, as the case may be, licenses and other arrangements with MSD and MST will continue indefinitely in accordance with their terms.

     MSD has an employment agreement with Jacob Wohlstadter, its President and Chief Executive Officer, the current term of which runs through November 30, 2004 and provides for a salary of $250,000 for the year ending December 31, 2003. In addition, Jacob Wohlstadter is also eligible to receive, at the discretion of the JVOC, an annual cash bonus in an amount not to exceed 20% of his annual salary. During the fiscal year ended March 31, 2003, Jacob Wohlstadter received $250,000 from his employment at MSD. If MSD terminates the employment agreement without cause, or Jacob Wohlstadter terminates the employment agreement for good reason (which includes a "change in control" of the Company, as described above), Jacob Wohlstadter shall be entitled to receive, in addition to salary and pro rata bonus and adjustments earned through the 60th day following the notice of termination, an amount equal to from 3 to 12 times (depending on the reason for the termination) the monthly pro rata salary, bonus and adjustments in effect at the time of the termination. Jacob Wohlstadter has agreed that the Roche Transaction will not constitute a change in control for purposes of his employment agreement. Notwithstanding such agreement, upon such a termination, MSD and MST shall have a joint right to purchase the Company's or Newco's, as the case may be, interest in MSD on terms described above. The Company is responsible for all amounts payable, costs incurred and other obligations under the employment agreement, which generally are expected to be paid out of the Company's funding commitment to MSD. The Company has also agreed to indemnify Jacob Wohlstadter against certain liabilities, including liability from the joint venture. In addition, the Company is obligated under the MSD agreements to indemnify each board member or officer of MSD with respect to any action taken by such person by reason of the fact that such person is or was a board member or an officer of MSD. In the event that the Roche Transaction is completed, the foregoing indemnification obligations of the Company and obligations of the Company under the employment agreement with Jacob Wohlstadter will continue solely as obligations of Newco, and the Company will have no further obligations with respect thereto.

     Since inception of the joint venture, the Company has utilized the equity method to account for the investment. In conjunction with entering into the MSD agreements and taking into account the progress made by MSD in the development of its products, the Company determined that future contributions to MSD would be made based on the future investment benefit to be obtained by the Company. Therefore, the Company's share of MSD losses since July 1, 2001, has been recorded as Equity in Loss of Affiliate. Prior to this date, the Company accounted for its equity investments in MSD as research and development funding and accordingly, recorded all MSD investments as research and development expenses as incurred. These research and development expenses totaled $2.4 million and $8.3 million for the years ended March 31, 2002 and 2001, respectively. During the years ended March 31, 2003, 2002 and 2001, operating costs allocated to MSD by the Company in connection with shared personnel and facilities totaled $11.9 million, $11.4 million and $5.6 million, respectively. Since July 1, 2001, these allocated operating costs reduced certain Operating Costs and Expenses and increased Equity in Loss of Affiliate in the accompanying Consolidated Statements of Operations. The Company's Investment in Affiliate totaled $9.2 million and $6.2 million at March 31, 2003 and 2002, respectively.

     Jacob Wohlstadter has a consulting agreement with the Company that terminates on August 15, 2004. Pursuant to the consulting agreement, Jacob Wohlstadter will be entitled to receive such fees as the Company and Jacob Wohlstadter agree to when particular services are requested by the Company. During fiscal 2002, Jacob Wohlstadter received $275,000 for consulting services performed for the Company for the period 1995 through 2001. In his role as a consultant, Jacob Wohlstadter has received stock option grants. In May 1997, he was granted options to purchase 180,000 shares of Common Stock, with an exercise price of $6.00 per share, which was the fair market value on the date of grant. The options will expire on May 8, 2007, and are fully vested. In August 2000, Jacob Wohlstadter was granted options to purchase 75,000 shares of Common Stock, with an exercise price of $18.75 per share, which was the fair market value on the date of grant. These options will expire on August 1, 2010, and 45,000 shares are exercisable within 60 days of July 15, 2003. Jacob Wohlstadter has agreed that his consulting arrangement will be transferred to Newco as part of the Roche Transaction and the Company will have no further obligations with respect thereto.

     The Company's Bylaws provide that the Company will indemnify its directors and its officers to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to these provisions, the Company has entered into indemnity agreements with each of its directors and executive officers and certain of its key employees. The Company has also obtained director and officer liability insurance for claims up to $30 million.

In addition, the Company's Certificate of Incorporation provides that its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care as a director, except liability for

         - any breach of the director's duty of loyalty to the Company or its stockholders,

         - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

         -        under Section 174 of the Delaware General Corporation Law, or

         - any transaction from which a director derived an improper personal benefit.

     If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware law.

     During fiscal year 1995 the Company entered into agreements to develop and commercialize biomedical products utilizing advanced materials and a supply agreement with Hyperion Catalysis International ("Hyperion"). Messrs. Massey and Wohlstadter are directors of Hyperion. In addition, Mr. Wohlstadter is the principal and controlling stockholder of Hyperion, beneficially owning more than 50% of the outstanding common stock of Hyperion. Mr. Wohlstadter is also the Chief Executive Officer of Hyperion. During the fiscal year ended March 31, 2003, the Company did not pay to, or receive from, Hyperion any amounts under these agreements. In addition, Hyperion has a service arrangement with the Company under which the Company provides certain administrative and other services at cost to Hyperion. The total amount billed by and paid to the Company under this arrangement for the year-ended March 31, 2003 was $338,000. Mr. Wohlstadter is the principal and controlling stockholder, a director and the Chief Executive Officer of Wellstat Biologics Corporation, Wellstat Therapeutics Corporation and Proteinix Corporation. Dr. Massey is a less than 10% stockholder in Proteinix Corporation. In 1993, the Company licensed certain diagnostic technologies from, and certain pharmaceutical technologies to, Proteinix Corporation and Wellstat Therapeutics Corporation. No royalties have ever been earned or accrued under these agreements. Wellstat Biologics Corporation, Proteinix Corporation and Wellstat Therapeutics Corporation each has had a services arrangement with the Company since 1994, 1992 and 1986, respectively, under which the Company provides certain services. These services include accounting and finance, human resources and other administrative services, as well as facility related costs and services. For the year ended March 31, 2003 the total amounts billed to, and paid by, Wellstat Biologics Corporation, Wellstat Therapeutics Corporation and Proteinix Corporation under this agreement were $313,000, $352,000 and $6,000 respectively. As part of the Roche Transaction, Hyperion, Wellstat Biologics Corporation, Wellstat Therapeutics Corporation, Proteinix Corporation and Integrated Chemical Synthesizers, Inc. each agreed that each agreement and understanding between any of them and the Company would be assigned to Newco. In addition, effective upon completion of the Roche Transaction, the Company and each of Hyperion, Wellstat Biologics Corporation, Wellstat Therapeutics Corporation, Proteinix Corporation and Integrated Chemical Synthesizers, Inc. have agreed to release each other from any liabilities or obligations arising out of their relationship or any of their agreements and understandings.

     In connection with the exercise of employee stock options in July 2000, Samuel J. Wohlstadter, the Company's Chief Executive Officer, received a loan from the Company. The loan is a 6.62% simple interest only, full recourse loan against all assets of Mr. Wohlstadter in the principal amount of $2,060,500 maturing in July 2007. Interest charged to and paid by Mr. Wohlstadter under this loan arrangement during fiscal 2003 was $136,405. The loan is collateralized by the pledge of 100,000 shares of Common Stock.

     In connection with the exercise of an employee stock option in July 2000, Richard Massey, President and Chief Operating Officer, received a loan from the Company. The loan is a 6.62% simple interest only, full recourse loan against all assets of Dr. Massey in the principal amount of $1,649,000, maturing in July 2007. Interest charged to and paid by Dr. Massey under this loan arrangement during fiscal 2003 was $109,164. The loan was collateralized by the pledge of 80,000 shares of Common Stock owned by Dr. Massey. This loan has been repaid in full and the pledged collateral has been released.

     Since 1995 the Company has retained Wilmer Cutler & Pickering to perform legal services in connection with the Roche litigation and other matters. Richard Cass, one of the Company's directors, is a partner of the law firm of Wilmer, Cutler & Pickering and is a member of that firm's Management Committee and co-chairman of its Corporate Practices Group. In addition, Jennifer M. Drogula, who became the daughter-in-law of the Company's Chief Executive Officer in March 2002, is a partner of the firm since January 1, 2001. The Company recorded approximately $2.1 million, $11.2 million and $5.8 million in legal fees with the law firm for the years ended March 31, 2003, 2002 and 2001, respectively. Amounts due to the law firm totaled $432,000 and $1.7 million as of March 31, 2003 and 2002, respectively.

     In addition, the Company engaged the law firm of Hale & Dorr LLP to provide legal services in connection with the Roche litigation and otherwise. The Company first engaged this law firm in 1994. Deborah Wohlstadter, the wife of Jacob Wohlstadter and daughter-in-law of the Company's Chief Executive Officer since December 2001 is a junior partner in that law firm. The Company recorded approximately $396,000 in legal fees paid to that firm during the fiscal year ended March 31, 2003.

     In 2001, Brown Simpson and Laurence Paskowitz initiated separate shareholder derivative lawsuits for and on behalf of the shareholders of the Company in the Circuit Court against four of the Company's current directors, two former directors, three executive officers and the Company as a nominal defendant. The complaints alleged breach of fiduciary duties by the named individual defendants in connection with transactions between the Company and other entities in which certain directors and officers are alleged to have an interest, including MSD.

     Both lawsuits sought principally the following: that the defendants hold in trust and be required to account for and restore to the Company damages that the Company has allegedly sustained by reason of the allegations and relief relating to board and management composition. The Paskowitz complaint also sought damages for a class of the Company shareholders for direct claims against the individual defendants. The complaints did not include any claims against the Company.

     In May 2002, the Circuit Court issued an opinion and order dismissing all claims asserted against all of the defendants in both cases. No appeal was filed by the Brown Simpson plaintiff and the decision in that case is now final. The Paskowitz plaintiff filed an appeal to the Court of Special Appeals in Maryland seeking review only for one direct claim. A final decision of the Court of Special Appeals was issued in March 2003 affirming the dismissal of the complaint by the Circuit Court. No appeal was filed and the decisions dismissing all claims in all of these cases are now final.

                       PERFORMANCE MEASUREMENT COMPARISON

     The following chart shows a comparison of total cumulative stockholder return on a cash investment of $100 invested on March 31, 1998 between (i) the Company's Common Stock, (ii) the S&P Biotechnology Index and (iii) the NASDAQ Stock Market (U.S.). All values assume reinvestment of the full amount of all dividends and are calculated as of March 31, 2003. The material in this comparison is not "soliciting material", is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

(PERFORMANCE GRAPH)


                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
                Among IGEN International, Inc., the Nasdaq Stock
              Market (U.S.) Index and the S&P Biotechnology Index

                                                    Cumulative Total Return
                               -----------------------------------------------------------------
                                 3/98        3/99        3/00       3/01        3/02        3/03
IGEN INTERNATIONAL, INC.       100.00       56.64       59.00      44.69       89.39       83.52
NASDAQ STOCK MARKET (U.S.)     100.00      135.08      250.99     100.60      101.32       74.37
S & P BIOTECHNOLOGY            100.00      246.00      383.61     351.62      357.74      330.98

* $100 invested on March 31, 1998 in a stock or index-including reinvestment of dividends. Fiscal year ending March 31.

(c) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/s&p.htm

                              STOCKHOLDER PROPOSALS

     Any proposals intended to be presented by any stockholder for action at the Company's 2004 Annual Meeting of Stockholders must be received by the Secretary of the Company at 16020 Industrial Drive, Gaithersburg, Maryland 20877 not later than July 28, 2004 to be included in the proxy statement and proxy relating to the 2004 Annual Meeting or to be properly brought before the Company's 2004 Annual Meeting.

                       FORM 10-K AND FORM 8-K AVAILABILITY

      A copy of the Company's Annual Report to Stockholders for the fiscal year ended March 31, 2003 will be sent to stockholders prior to or with this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended March 31, 2003 on Form 10-K, as well as a number of Current Reports on Form 8-K in connection with the Roche Transaction, with the SEC. Stockholders may obtain, free of charge, copies of the Form 10-K as well as such Form 8-Ks by writing to Secretary, IGEN International, Inc., 16020 Industrial Drive, Gaithersburg, Maryland 20877.

     This Proxy Statement does not relate to the Roche Transaction and returning the proxy card enclosed with this Proxy Statement is not a valid way for you to cast your vote related to the Roche Transaction. A separate notice of meeting with respect to the Roche Transaction will be circulated to the Company's stockholders along with a proxy statement/prospectus when it is available. Investors and security holders are urged to read the proxy statement/prospectus regarding the Roche Transaction, when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the SEC by the Company and IGEN Integrated Healthcare, LLC, a wholly owned subsidiary of the Company. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by the Company and IGEN Integrated Healthcare, LLC with the SEC at the SEC's web site at www.sec.gov. The proxy statement/prospectus (when it is available) and these other documents may also be obtained for free from the Company by directing a request to address listed above.

                                       By Order of the Board of Directors

                                       /s/ George V. Migausky
                                       ----------------------
                                       George V. Migausky
                                       Secretary

July 29, 2003

                                   APPENDIX A

                            IGEN INTERNATIONAL, INC.

                             AUDIT COMMITTEE CHARTER

The Audit Committee of IGEN International, Inc. (the "Company") is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's external (and if applicable, internal) auditors.

All members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc., as in effect from time to time. All members of the Audit Committee shall also meet the independence requirements of Section 10A of the Securities Exchange Act of 1934, as amended, as in effect from time to time. The Audit Committee will have at least one member of the Audit Committee who meets the definition of a "financial expert," as the Securities and Exchange Commission may define after the date hereof. If the Audit Committee does not have at least one member who is a financial expert, the Company will disclose that fact and the reasons why the Audit Committee does not have such a member. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Chairman of the Board.

The Audit Committee shall have the authority to engage independent counsel and other advisors, as the Audit Committee determines necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Audit Committee, to pay the compensation of such advisors. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee. The Audit Committee may also meet with the Company's investment bankers or financial analysts who follow the Company.

The Audit Committee shall meet at least quarterly. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of a conference call or similar communications equipment by means of which all persons participating can hear each other. The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

     1. Be directly responsible for the appointment, compensation and oversight of the independent auditor, including resolving any disagreements between management and the independent auditor regarding financial reporting. In particular, the Audit Committee shall

               a. Recommend to the Board the appointment of the independent auditor, which firm shall report directly to the Audit Committee;

               b. Approve the fees to be paid to the independent auditor for audit services and, to the extent applicable, non-audit services. The Company shall provide appropriate funding for compensation of the services of the independent auditor.

     2. Preapprove all audit services and permitted non-audit services to be performed by the independent auditor of the Company. Permitted non-audit services do not include those specified as prohibited in the Sarbanes Oxley Act of 2002 and those that the Public Company Accounting Oversight Board may prohibit after the date hereof. The Audit Committee may delegate preapproval of audit and non-audit services to one or more members. Such members shall report to the full Audit Committee at each scheduled meeting whether such members preapproved any audit or non-audit services. The Company shall report any preapproved nonaudit services in its periodic reports.

     3. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

     4. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     5. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements. The Audit Committee will inquire of the independent auditor (including the independent auditor's National Office, where necessary) regarding the following:

               a.   all critical accounting policies and practices to be used;

               b. all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

               c. other material written communications between the independent auditor and the management, such as any management letter or schedule of unadjusted differences.

     6. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the Company's financial statements, such as any off-balance sheet structures and pro forma financial information disclosure.

     7. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors' reviews of the quarterly financial statements.

     8. Discuss with management and the independent auditor earnings releases, and financial information and earnings guidance provided to analysts and ratings agencies.

     9. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     10. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

     11. Review the experience and qualifications of the members of the independent auditor team and the quality control procedures of the independent auditor.

     12. Confirm that the lead (or coordinating) audit partner (having primary responsibility for the audit) or the audit partner responsible for reviewing the audit has not performed the audit services for the Company in more than each of the five previous years.

     13. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1; discuss such reports with the auditor; and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

     14. Evaluate, together with the Board, the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

     15. Recommend to the Board guidelines for the Company's hiring of employees or former employees of the independent auditor who were engaged on the Company's account.

     16. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

     17. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

     18. Obtain reports from management and its advisors that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct [to be adopted], including disclosures of insider and affiliated party transactions.

     19. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

     20. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

     21. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     22. Review and approve all related party transactions; provide oversight for the Board with respect to related party transactions, including a review with the independent auditor of any new or ongoing related party transactions and advise the Board with respect to the Company's policies and procedures regarding compliance with the related party transaction policy.

     23. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws, regulations and corporate governance.

     24. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     25. Meet at least quarterly with the chief financial officer and the independent auditor in separate executive sessions.

     26. Review with management and the independent auditor any issues regarding proposed accounting treatment to be discussed with the Securities and Exchange Commission.

     27. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     28. Review with the chief executive officer and chief financial officer all significant deficiencies and material weaknesses in the design or operation of internal controls and any fraud that involves management or other employees who have a significant role in the Company's internal controls.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's policies and corporate governance.

Date adopted by the Board, as revised: September 25, 2002

FRONT OF CARD


P                                   PROXY

                            IGEN INTERNATIONAL, INC.

R                 PROXY SOLICITATED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 15, 2003

O
                 The undersigned  hereby appoints Samuel J. Wohlstadter,
                 Richard J. Massey and George V. Migausky, or any of them,
                 as proxies of the undersigned,  with full power of
X                substitution, to vote all shares of stock of IGEN
                International, Inc. which the  undersigned may be entitled to vote at the Annual Meeting of Stockholders of IGEN International, Inc. scheduled to be held at The Four
Y                Seasons Hotel, 2800 Pennsylvania Avenue, N.W., Washington, DC
                 20007 on December 15, 2003 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

                 UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

BACK OF CARD











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


           [X]  PLEASE MARK
                VOTES AS IN
                THIS SAMPLE.


MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED BELOW.

1.  To elect two Class I directors for a three-year term          2.  Proposal to ratify the appointment by
and until their successors are elected, or until                  the Board of Directors of Deloitte &     FOR AGAINST ABSTAIN
their prior resignation or removal.                               Touche LLP as the Company's              [ ]    [ ]   [ ]
                                                                  independent auditors for the fiscal
NOMINEE:  (01) Robert Salsmans    (02) Anthony Rees               year ending March 31, 2004.


                                                                  3. The proxies are authorized to vote in their discretion on
FOR[ ]             WITHHELD[ ]                                    any other matters which may properly come before the
                                                                  Annual Meeting to the extent set forth in the proxy
                                                                  statement.


                                                                  MARK HERE FOR ADRESS CHANGE AND NOTE AT LEFT  [ ]


                                                                  Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United
                                                                  States.
     ________________________________________
 [ ] FOR, EXCEPT WITHHELD FROM ABOVE NOMINEE

                                                                  Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign.
                                                                  Executors, administrators, trustees, guardians and
                                                                  attorneys-in-fact should add their titles. If signer is a
                                                                  corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a
                                                                  partnership, please sign in partnership name by authorized person.


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